UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2007

ALEXANDRIA REAL ESTATE EQUITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-12993	95-4502084
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

385 East Colorado Boulevard, Suite 299
Pasadena, California	91101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (626) 578-0777

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 3.02  Unregistered Sale of Equity Securities

On January 18, 2007, the initial purchasers in Alexandria Real Estate Equities, Inc.’s (the “Company”) recent private placement of $400 million aggregate principal amount of its 3.70% convertible senior notes due 2027 (the “Notes”) exercised their over-allotment option to purchase an additional $60 million aggregate principal amount of Notes.  The closing of the over-allotment option is scheduled for January 23, 2007.  The purchase price to be paid by the initial purchasers for the additional Notes is 98% of the aggregate principal amount thereof, and the initial purchasers will receive discounts in an aggregate amount of $1.2 million in connection with the issuance and sale of the additional Notes.

The Notes and any Company shares of common stock that may be issued upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

The terms of conversion of the Notes into Company shares of common stock are described in Items 1.01 and 2.03 of the Company’s Form 8-K filed with the Securities and Exchange Commission on January 17, 2007, which description is incorporated into this Item by reference.

Item 8.01  Other Events

On January 18, 2007, the Company announced that the initial purchasers in its recent private placement of $400 million aggregate principal amount of Notes have exercised their over-allotment option to purchase an additional $60 million aggregate principal amount of Notes.  A copy of the Press Release pursuant to which such announcement was made is attached hereto as Exhibit 99.1.

Item 9.01  Exhibits

(d)	Exhibits
	4.1	Indenture, dated January 17, 2007, among the Company, Alexandria Real Estate Equities, L.P., as Guarantor, and Wilmington Trust Company, as Trustee.
4.2

Registration Rights Agreement, dated as of January 17, 2007, among the Company, Alexandria Real Estate Equities, L.P., UBS Securities LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

	99.1	Press Release dated January 18, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Date: January 19, 2007	By:	/s/ Dean A. Shigenaga
Dean A. Shigenaga
Chief Financial Officer